October 27, 2011

Dear Shareholders and guests

My presentation to you today is a bit long, for that I ask your forgiveness. However, there is much to report on and we have not had a shareholders meeting for a while.

Welcome to Aura’s first annual meeting.  Going forward we expect to have such a meeting every year.  There are two important elements that I would like to emphasize: first, we are here as a reorganized company, and, secondly, we are having this shareholders meeting to explain to you, our shareholders, how we are going to take care of your business and build value for your investment.

 I would like to start my presentation by introducing all of you to our newly elected Board of Directors.

Board members Introduction

Before I share with you my thoughts and before I speculate about the future, I must caution you.  My thoughts and beliefs are speculative in nature, future events may not occur due a variety of reasons which may not be in our control, timing may be delayed for numerous unknown reasons, and everything can go wrong.

Today I would like to bring you up to date on Aura Systems. The business of our Company is not news reporting, nor is it a fast food operation, and it is not a retail shop.  Aura’s business is based on designing products based on our patented and commercialized electromagnetic technology, manufacturing and selling them.  As such, the sales cycles are long and timing is hard to predict even after receiving estimates from the customer. Our customers tend to be very large industrial and government organization that look at many considerations for a buy decision such as budgets, manufacturing agreements, product cycle, inventory etc..  But once all the groundwork is done, there is no going back and customers are there for years to come.

I am sure that all of you know that Aura is a technology Company in a somewhat different business area than most people are used to when talking about technology companies.  We developed a technology for a business sector that covers electric motors and generators; some would argue that this is the largest commercial and industrial business sector in the world.    Electric motors and generators as we know them today have driven the industrial world for the last one hundred years.  That is a point I would like to emphasize.

When Nikola Tesla invented the polyphase electric motors and generators at the start of the 20th century the world had changed, however not much has changed with motors and generators in the last 100 years.

SLIDE 1

Over the years there have been some changes and some innovations in this area.  Different approaches have been tried with some success in specialized applications but, overall, not much has changed.  In recent years the availability of high-energy rare earth magnets has driven the use of permanent magnet electric machines.  Such machines have a very high efficiency; however they are relatively expensive and not very suitable for applications in areas that encounter high temperatures, heavy vibrations and very high speeds, without considerable added complexities, which of course increase the cost even further.  Even with their high efficiency they only account for a very, very small market share.

SLIDE 2

Your Company has developed and patented a unique approach to the standard common electric machine.  This new approach has created a machine that is smaller and lighter than the conventional approach and does not use any special materials or any permanent magnets.

SLIDE 3

The ability of the traditional electric machine to generate torque is basically a function of the radius squared times the length of the machine times a factor that consists of something called magnetic loading multiplied by the electric loading.  The magnetic loading is limited by magnetic saturation, which is a function of the material, usually steel, and the ability to remove heat generated by the system, limits the electric loading.

SLIDE 4

On the other hand, as you can see in the diagram, our machine’s ability to generate torque is somewhat different since it depends on a radius-cubed factor, and instead of the length there is a geometric factor.  Basically, what this means is that if one doubles the radius of the machine from traditional solutions one gets 4 times as much torque but in our case the torque goes up by a factor of 8.  This is the key to the advantage of our machine.

SLIDE 5

The AuraGen solution provides a significant increase in energy density (energy per unit volume) that translates to less material for equivalent performance.  How much less material is well captured by the following picture:

SLIDE 6

One of our AuraGens provides equal output to this large machine.

Of course, we use the same materials as conventional machines: copper steel and aluminum and no permanent magnets.  A very knowledgeable fellow once told me: if you want to estimate the cost of an electric induction machine, just get a scale and the Wall Street Journal and add up the weight and cost of copper, steel and aluminum and throw in an additional 10% for labor.   Not only is our machine significantly smaller and lighter, but, as it turns out, it also uses significantly less copper -- the most expensive component.  One does not have to be rocket scientist to immediately see that our machines are cheaper to build than the traditional machines.  In fact, for large production, one can estimate, for equal performance, our machine will be less than half the size and weight and, therefore, less than half the cost.

Now, what if I told you that an average, traditional induction electric machine of one horsepower costs approximately $45 dollars to manufacture and an equivalent Aura machine costs $20.  Furthermore, what if I told you that there are over 10 million horsepower worth of such machines built every day across the world, and it is a commodity business where profit margins are measured in single digit % points in a good year.  I believe that anyone who thinks about this, will agree that the Aura invention is an important technological breakthrough that has global economic ramifications.

Just to put things in prospective, industrial motor systems in 1994 represented approximately 25% of all electric sales in the US (747 billion kW-hours) and it is much bigger now.

Of course, it logically follows that if we price our product to be very competitive in this marketplace, say a few % points below competitors, our profit margins should potentially be approximately 50%.  This is much closer to traditional software products rather than electromechanical devices.  In fact even in small production quantities we have now conclusively demonstrated 40 to 50% in gross profit.

This is why we at Aura are so excited about our technological achievements and the potential possibilities for the future.

As a shareholder and your CEO, I ask myself how does one capitalize on this great American technology and what do we need in order to provide the deserving returns to our shareholders for their investment and support.  To answer the question I would like to share with you our business philosophy, strategy and plan.

Our approach and strategy is intertwined with our philosophy, which is simple: stay focused on our strengths and augment our weakness with the strengths of others.  Our strengths are in technology innovations, engineering, system integration, sales and marketing; our weakness are in manufacturing. Therefore, we decided early on to use third parties to manufacture subassemblies by building to our engineering drawings and limit our involvement in manufacturing to assembly of the subsystems, testing and shipping to customers.

Our first step, which was done years ago, was to select a market niche of this vast market segment.  We have selected mobile power as the focus for our technology. This was done after careful study and analysis.  Some of the logic that went into this decision can be summarized as:

SLIDE 7

1.
Mobile power is a large and growing market as societies around the world increase their dependence on electric tools, digital sensors, electronic instruments, computers, numerous communication equipment, modern military hardware and of course hybrid and electric vehicles.

2.	Unlike some technologies that are looking for applications, mobile power users are looking for needed solutions. This results in a well-defined market place.

3.
Our technology can clearly and unambiguously provide a value proposition to mobile power users at existing market pricing.  This value proposition can directly be translated to (i) operational cost savings, (ii) meeting performance requirements at particularly low rpms, (iii) readily integrate-able into numerous different platforms and (iv)providing environmental friendly solution.

In order to implement this philosophy of out-sourcing manufacturing, one must carefully choose qualified manufacturing partners, ensure quality control at the manufacturing level and stay diligent for competitive cost which requires having a qualified second source for every component.   In addition, it is very helpful if the suppliers are U.S.-based which drastically improves logistics and timing. This supply management is a very big job and in order to be successful we need to organize and continuously manage this effort.   The good news is that we know what needs to be done since as a company we did this in the past. In the coming months we plan to work diligently to renew old contacts, find, qualify and approve new domestic suppliers, and be pleased and proud to have “Made in the U.S.A.” stamped on our devices.

A key component of our strategy is to aggressively protect and increase whenever possible our intellectual property.  This policy of actively protecting our patents and know-how is an important component of our strategy to retain our unique technological position and provide us with a long-term competitive advantage.  We plan over the next year to extend our patents and trademarks by filing for new patents and trademarks both in the U.S. and in other parts of the world.  Our ability to file new patents is a direct result of our continuous engineering, research and development activities. We believe that research and development is essential to improve our product, develop additional options and maintain a global leadership position.  We have a strong team dedicated to producing product improvements and incorporating our magnetic technology into different power levels and options.

As we studied the market and the users, we came to the conclusion that to address the market we need to have the following core product line

SLIDE 8

The 5 sizes and power levels of AuraGen/VIPERS with all of the different combinations of voltages will support a very large market. While all of the above systems are based on our axial flux technology, they require the development of engineering drawings and tooling to accommodate the different configurations, as well as, engineering efforts for customization of the electronic control systems to accommodate the different power levels.   The tooling for the AuraGen/VIPER mechanical system consists of investment in casting molds for the housing and the rotors, a flexible machine for the punching of the stator slots and winding machines for the stator windings.  To date we only have the required tooling for the 12-inch configuration for the housing and the rotor and a special machine for the required stator slot punching.

In order to achieve the product line we discussed, we have developed a program plan that will provide us with the proper product in a timely fashion.

SLIDE 9

As one can see from the plan, within the next 12 months we will have the complete core product line ready and we will need to acquire the required tooling in order to be in full-scale production.

A major operational challenge to our business is a required national footprint for service and installation.  Such an effort requires multiple locations, many people, and extensive training. Since there are organizations across the country with expertise in installation of products with similar components and systems, we have decided to have such third parties integrate and service our products.  We are currently negotiating with a very large national organization to provide service for our products in 750 locations in North America.  We hope to have this operational in the next few months.  Internationally, we are teaming with local companies to provide the required service on location. We now have such arrangements in South Korea and in Israel.  In order to be able to use third parties for service and installation we had to develop a comprehensive training and certification program in order to ensure reliability and quality.  We have such a training program in place ready to be used.

The last element in our strategy and philosophy is to license our technology to third parties for specific, very large volume applications such as automotive alternators, garbage disposals and other white good applications where the quantities could easily be in the millions of units per year.  Our approach is to develop the product, demonstrate its attributes, and then license it to third parties who are leaders in the specific application for a royalty.

There is a worldwide awareness for the need to provide industrial and commercial mobile electric power solutions that are more efficient and require less use of fossil fuels to provide both cost savings and environmental safeguards.  Our Company is well positioned to become a significant force in shaping the upcoming changes with our electromagnetic technology. Our axial flux solution, due to its high efficiency, smaller size, lower weight, and less cost could potentially provide for a global paradigm shift in mobile power.

SLIDE 10

This diagram represents the conversion from chemical energy stored in diesel fuel to electrical energy.  As you see in the diagram, the typical diesel engine is approximately 50% efficient, and the belt system 98% efficient.  After the belt, one has mechanical energy that needs to be converted to electrical energy.   While traditional automotive alternators are only 40 % efficient, our solution combining the mechanical and electrical components provides approximately 81% efficiency.  The net result: 2 times more energy can be extracted by our system per each gallon of fuel.

SLIDE 11

Mobile power requires the ability to generate power away from the grid. Such a generator is required whether it is used in a fire truck, bucket truck, ambulance, cell tower, service truck, communication truck, hybrid vehicle, or commercial and recreational boats.   In all of the above examples, the prime mover may be different and the interface to the prime mover may differ, but the generator is the same.  The power output requirements may vary from all-AC to all-DC or a combination of AC and DC.  The specific application may require a “silent watch” (prime mover off) mode and or different power management systems.  Of course, the required power levels may vary for the different applications.

After careful research and analysis we developed a roadmap to implement a business model based on focusing our efforts on the following business segments.

SLIDE 12

Each one of the segments provides an opportunity and has its own set of challenges.

SLIDE 13

Military demand for mobile power is global.  We are focusing our efforts on the U.S. and our allies and friends.  We are currently under contract with the U.S. Army to develop a 30 kW VIPER (military name for our AuraGen) solution.  The program plan calls for completion by the end of our current fiscal year.

We are also under contract to deliver our solution for the U.S.C.G 42 ft. patrol boats.  This contract was started a number of years ago and calls for delivery of up to 250 dual systems (2 systems per boat).  To date we delivered approximately 50 dual systems.  We are currently exploring the possibilities with two major defense contractors to deliver 85 and 125 kW solutions for a U.S.N. application and we are also exploring the possibilities of a Flywheel Alternator Starter configuration of our VIPER system for a potential HUMMVW application.

In South Korea we are supplying VIPER solutions under a number of long-term contracts and are also bidding on a number of new contracts.  To date we have shipped over 425 systems for the MMV contract and we are under contract for the NRRS project and a number of smaller contracts.  We are also being considered for the TICN project with a potential for thousands of systems over a 10-year period.

In Israel we are working with Elbit, Plasan, Beth-El and a number of other defense contractors.  Elbit and Plasan and smaller defense contractors have purchased small number of units for testing and evaluation and we are expanding our relationship with them by jointly going after a number of new programs.   We are also pursuing contracts jointly with Beth-El one of the world’s leaders in biological, chemical and nuclear filter systems.

 In France we were recently selected for a custom marine application (similar to the U.S.C.G.) and will start to deliver units by the end of our fiscal year.

We were recently approved by the Mexican military and navy and expect to start shipping product in the near future.

We recently shipped our first marine application to the U.K. (dual system) and are under contract to deliver an additional two dual systems.

I would like to ask you all: if the U.S. military, the Israeli military, the South Korean military, and the Mexican military are purchasing and exploring new applications using our VIPER system, and if the U.S.N., U.S.C.G, Royal Navy, French Navy, Mexican Navy, and Singapore Navy are all installing our VIPER solution …….

Is there a message here? Can there be any doubt that we have something of significant value for military applications?

SLIDE 14

A number of years ago, we were introduced to Emerald leasing in Atlanta who were purchasing some AuraGen units from us.  Shortly thereafter we learned that they were using our system to run all-electric transport refrigeration on midsize trucks. Furthermore, we learned that the “Achilles Heel” of transport refrigeration is the required power to start the refrigeration compressor.  The reason being that compressors are part of a class of equipment that is knows as inductive loads.  Such devices can require as much as 10 times more power to start than to run once they’re started.  Thus, a 2.5 horsepower compressor could potentially need as much as 25 horsepower to start.  Our AuraGen, with our patented ICS option, is specifically geared for such situations. In addition, our solution provides for a seamless transition from prime mover on/ to off/ to on again which is critical for transport refrigeration as the truck stops with the engine off for deliveries.  It became clear to us that we can provide a value proposition to the truckers whereby they significantly reduce their operating costs and in addition experience a significant reduction in harmful emissions.

SLIDE 15

As can be seen from the chart, a simple economic analysis shows very significant cost savings when using our all-electric solution.

SLIDE 16

The elimination of the diesel engine used for the refrigeration results in a 20% reduction in NOX, CO and PM.

The above realization led us to acquire the assets of Emerald Leasing.  The Emerald solution integrated our AuraGen with a refrigeration system designed by a company called Dimplex.  It took us awhile to realize that the Dimplex solution is not the proper refrigeration system for our harsh truck environment and we looked for a new alternative refrigeration system that is specifically designed to operate in the harsh vibration and temperature environment found on a truck.  We have settled on a partnership with Zanotti of Italy and their North American distributors.

While we entered into an agreement with Zanotti in the early part of 2010, it took considerable time to integrate our power solution with their transport refrigeration system.  Based on our previous experiences with Dimplex, we also decided to perform extensive testing in both cold and hot weather conditions to ensure quality and reliability.

We have now started to sell systems and, recently, the state of Massachusetts has begun offering up to 75% of the cost as incentives to users to switch to our all-electric solution.   We have some orders in place and plan to start shipping Aura/Zanotti solutions this quarter.

One of the key issues that we had to address is national coverage for service and warranty.  While Zanotti has approximately 70 dealers across the country, there are numerous areas with very little or no coverage.  We are currently addressing this issue and hope shortly to have over 750 professional locations across the country to provide the required service.

Some of the early users of our all-electric solution midsize trucks have documented their operational savings over the last twelve months with an average fuel savings of over $300 per month per truck and additional scheduled service savings of over $100 per month.  Of course they also have significant reduction in harmful emissions since the refrigeration diesel engine was eliminated. The savings in fuel and reduction in harmful emissions are substantially grater for trailers.

There are approximately 112,000 mid-size refrigeration trucks nationally and over 500,000 pup and full-sized trailers that currently use a diesel engine to drive their refrigeration system. Aura Systems Inc., our Company, now provides the opportunity to convert these trucks to an all-electric solution.

To put things in prospective, let us take a closer look at only the midsize refrigeration trucks. The annual emission savings using the AuraGen solution exceed 26,000 tons of NOX, 23,000 tons of Carbon Monoxide, and over 1,400 tons of Particulate Matter.  The diesel fuel savings exceed 100,000,000 annual gallons.

I think the message is clear; there cannot be any doubt that our solution will have a major impact on this industry in the coming years.

SLIDE 17

It is a well-known fact that internal combustion engines use more fuel at higher RPMs.  A typical diesel-based APU operates at 1,800 rpm and gasoline APUs at 3,600 rpm.  This is done in order to be able to get power at 60 Hz.  Furthermore, typical APUs are designed to operate at close to or at rated load, and are very inefficient and have other issues when not operating at or close to rated load.

The AuraGen/VIPER solution provides an opportunity for considerable fuel savings in APU applications due to our ability to provide full rated power at engine idle (800-1,000 rpm) and our load following ability, which provides equal efficiency at partial rated loads.  In addition to the fuel savings, our solution also provides the ability to have multiple voltages simultaneously. Our patented architecture allows for a seamless transition from engine-on to engine-off, thus providing the framework for a hybrid APU solution. We have recently started to integrate our solution into fire trucks, and we are in discussions with an engine manufacturer to integrate our solution on their engine for both diesel and propane APU solutions.  We are also working with a Lithium battery provider to develop a hybrid APU using a prime mover, a battery pack and our AuraGen solution.

We have a clear value proposition that applies to this market segment.

SLIDE 19

Our AuraGen solution provides a perfect opportunity in hybrid vehicle, electric vehicle and numerous other vehicle electrification programs. We are currently shipping our 8.5 kW AuraGen for hybrid van applications and are exploring higher power units for other applications in the near future.  We are also working with the state of Texas school system for an all- electric air conditioning system for their school buses.  The early results for the school bus solutions are very promising showing excellent results and significant fuel savings by removing the mechanical compressors and replacing them with electric compressors.

We clearly provide a cost advantage as well as a packaging advantage.  We can also provide performance advantage when compared to other induction machines.  When compared to permanent magnet machines, we provide a simpler control system and we eliminate the need for active cooling and, of course, provide a significant cost savings.

It's been a long and painful task over the last several years as we rebuilt this great company, educated users on the Aura technology, and developed numerous applications for a variety of industries. I believe it should be pretty obvious to everyone that we have the potential to change the world, and, with it, your company.   The technology is there and now we must focus on execution.

In order to focus on execution, we plan to enhance our Board of Directors with two additional members, add additional technical staff, reorganize and enhance our quality control, customer service and sales programs.   We are also planning to organize each of the focus markets into a profit center. And, lastly, we are actively looking to bring in the next generation of younger management this next year.

We at Aura are proud to have developed, commercialized and begun to deliver technologically based products that have the potential to reduce our dependence on fossil fuels and improve our environment, making mobile power available to businesses and people whenever needed. Once this business is in full swing, the return to you, our shareholders, should be very significant.

Thank You

Melvin Gagerman